                                                                    EXHIBIT 14.2
                                                                    ------------

                       ENVIRONMENTAL TECTONICS CORPORATION
                             COMPANY CODE OF CONDUCT

STATEMENT OF PRINCIPLES
ETC is committed to quality, innovation and above all integrity. Meeting this commitment is only possible because each employee of ETC follows high standards of ethical conduct and business practices. Individual integrity supported by a dedicated corporate culture is the pledge that enforces the company's code of conduct. All members of ETC - directors, officers, employees, subsidiaries and affiliates - strive to protect the ethical regard of the company.


The Code of Conduct is the foundation for creating customer-focused quality. The pursuit of quality is the driving force of our company. This pursuit leads to profitability which sustains us.

At the heart of our success is a trust placed in us by our stakeholders - customers, employees, suppliers, shareholders as well as the countries and communities in which we live and work.

There shall never be question about ETC's trust or integrity. This means all ETC people throughout the world shall commit to the following:

     o   Strict abeyance to the law
     o   Honesty in personal and business dealings
     o   Fairness and respect to all
     o   Concern about ETC's affects on others
     o Proactive in taking initiative to address issues before they become problems
     o   Personal responsibility as an employee and citizen
     o Exercise of good judgment in business dealings and operational decisions affecting the conduct of ETC

On rare occasions, these principles may mean loss of business. However, the company's principles of integrity and trust are not available for compromise. Violations of the Code of Conduct at any level are not tolerated and may result in disciplinary action as well as civil or criminal process.

Management and supervisors are to be consulted at any time violations to the code are observed or suspected. Employees may feel free to report their concerns without fear of retribution. The company assures that such reports will be kept in strictest confidence. Reports may be made in person or anonymously or in writing, via email or telephone to the Human Resources Department or the company's Legal Department.


SPECIFIC AREAS OF CONDUCT

CUSTOMER SATISFACTION
ETC is dedicated to meeting or exceeding the expectations of our customers better than are any competitor. We provide our customers with products, information and support yielding them a competitive advantage. Customer satisfaction and repeat business is a measure of our success. At every opportunity we take the steps to truly satisfy our customers.


ETC'S PRODUCTS
ETC's products are an extension of the company itself. In all aspects of design, manufacture, sale and support the company provides the highest level of quality and innovation. ETC is committed to safe products meeting or exceeding performance, durability and reliability needs of our customers. As part of our dedication to environmental stewardship, our products meet or surpass applicable environmental standards.

TERMS OF COMMERCIAL TRANSACTIONS
ETC competes commercially throughout the world within all regulatory and legal requirements. At all times ETC employees practice the high standards of business ethics; never permitting the reputation or legal standing of the company to be jeopardized or questioned.

ETC'S COMPETITORS
ETC competes vigorously with companies who provide similar products and services. The competition is based on fairness and marketplace integrity. Employees do not disparage competitors or their products. Employees do not fraternize with the competitors if such conduct may give the appearance of collusion or unfair trading practices.

ETC respects confidential information about its competitors and does not solicit or accept confidential or proprietary competitor data. Employees, who inadvertently receive any confidential information or become aware of an offer of such information, should immediately contact the Legal Department.

SUPPLIER SELECTION/CONFLICTS OF INTEREST
All of ETC's employees use non-discriminatory practices throughout the supplier and vendor selection process. Every employee avoids any situation in which personal or family interests may conflict with the interests of the company. Any employee with a financial interest in an actual or potential supplier or customer must disclose that interest to management.

RECEIPT AND GIVING OF GIFTS
In general, employees should neither accept nor offer gifts to customers or suppliers unless the gifts are designated as part of a recognized business event. Gifts exceeding US $50 in value may be given or accepted only with the concurrence of an employee's supervisor. All gifts (except minor promotional token items) not approved by the employee's supervisor must be turned in to the Human Resources Department for further disposition.

ANTITRUST AND COMPETITION LAWS
Employees comply with the antitrust laws of the United States and similar laws of other countries in which the company does business. These laws may cover agreements among competitors, agreements with sales agents/representatives, price discrimination, and other acts that may unfairly reduce competition.

GOVERNMENT CONTRACTS
Because ETC is a supplier to federal, state and local governments in the U.S. and around the world, ETC employees are expected to comply with all laws and regulations relating to government contracting and to cooperate fully with authorized government representatives who require information in connection with such contracts.

IMPORT/EXPORT CONTROLS, BOYCOTTS AND BRIBES
ETC transacts business on a global basis. Each ETC employee involved with the sale or shipment of products across international borders is expected to know and comply with applicable import/export control laws and regulations of the U.S. Government. Questions in this regard, should be directed to ETC's Export Administrator.

U.S. Anti-Boycott regulations prohibit any agreement by a U.S. company to comply with certain boycott activities of foreign countries. In this connection, ETC may be required to report boycott requests to relevant government authorities.

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits the offering of bribes to foreign customers or government agents for the purpose of obtaining business or receiving special treatment. Any questions regarding boycott activities or the FCPA should be directed to ETC's Contracts or Legal departments.

EQUAL EMPLOYMENT OPPORTUNITY/DIVERSITY
ETC is an equal opportunity employer. We make employment decisions without regard to race, color, religion, sex, age, national origin, disability or any other characteristic irrelevant to the job. The company's recruitment, hiring, transfer, promotion and compensation policies are non-discriminatory. Quite apart from legal requirements, diversity of backgrounds makes ETC stronger and is essential to our operating as a world-class competitor.

TREATMENT OF OTHERS IN WORK SITUATIONS
Each employee treats every other employee, customer, vendor or those dealt with in the course of business with dignity and respect. Harassment of any type in the workplace is not tolerated.

SAFE WORKING ENVIRONMENT
ETC is devoted to maintaining a workplace free from hazards which could cause physical harm to anyone. Prevention of occupationally related injuries and illnesses is the responsibility of every ETC employee. All employees are expected to report unsafe or hazardous working conditions immediately to their supervisors. No retaliatory action or other reprisal shall be taken as a result of an employee's making a good faith report.

DRUG, ALCOHOL AND SMOKING POLICY
Possession, sale, use or being under the influence of illegal drugs (including prescription drugs, except in strict adherence to the prescription) or alcohol while on company property, or during work hours, is strictly prohibited. Likewise, use of tobacco products within ETC facilities or property is prohibited.

COMPANY TIME
Full-time, regular exempt employees may not hold full or part-time positions or directorships outside the company without expressed permission from their manager.

                          CONDUCT OF MEETING COMPLIANCE

SHAREHOLDER VALUE
ETC is committed to providing a sustainable long-term financial return to our shareholders and to protecting and improving the value of their investment through prudent application of corporate resources, and by observing high standards of legal and ethical conduct in all company business dealings.

SECURITIES LAW COMPLIANCE
All employees are bound by the company's INSIDER TRADING POLICY.
(SEE ETC INSIDER TRADING POLICY)

ACCURACY OF FINANCIAL RECORDS/FINANCIAL REPRESENTATIONS
All employees are bound by the company's WHISTLE BLOWER POLICY.
(SEE ETC WHISTLE BLOWER POLICY)

RESPONSIBLE CITIZENSHIP
ETC is a responsible corporate citizen committed to improving the communities in which we operate. ETC entities actively support initiatives designed to improve the communities in which they reside.

ETC encourages employees to take part in community activities. In doing so, employees act only on behalf of themselves and not as representatives of the company unless authorized to do so by management.

                  CONDUCT REGARDING ETC FACILITIES AND PROPERTY

ENVIRONMENTAL COMPLIANCE
ETC manages its business in ways protective of the environment and conservation of energy and natural resources. In addition to complying with applicable environmental laws and regulations, ETC recognizes excellence in environmental management as being among the highest corporate priority.

COMPUTER EQUIPMENT/COPYRIGHTS
Company computer hardware, software and data may be used only by authorized personnel and for only company business. Likewise, provisions and copyright restrictions of others are respected and protected as company assets. Company computer assets may be used on a limited basis in support of community service work only with the approval of a supervisor.

OTHER COMPANY PROPERTY
Company property, equipment and facilities are not used for anything other than company business without prior permission of the employee's supervisor.

CONFIDENTIAL AND PROPRIETARY INFORMATION
Consistent with the ETC Employee Agreement, which is executed at the time of hiring, no employee discloses confidential or proprietary information to anyone other than those within the Company who have a "need to know." Employees use every effort to protect and safeguard such information. Similarly, ETC employees respect confidentiality obligations stemming from their former employers.


         CONDUCT REGARDING POLITICAL CAMPAIGNS AND GOVERNMENT OFFICIALS

PERSONAL PARTICIPATION
Personal participation in political activities is separate from corporate activities. The company's name, trademarks and other property, i.e., stationery, business cards, etc., and work time are not to be used in connection with such activities. Political campaigning on company property is prohibited.

PAYMENTS TO GOVERNMENT OFFICIALS
ETC employees do not offer, promise, authorize or arrange any payment or gift of any kind to a political party or candidate, government or military employee or agent, or their families anywhere in the world. Nominal gratuities may be permissible in limited situations, but not without first consulting with appropriate management personnel.